Exhibit 107
Calculation of Filing Fee Tables

Form S-8
(Form Type)

Brighthouse Financial, Inc.
(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered(1)	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Equity	Common Stock ($0.01 par value per share)	Other(2)	600,000(3)	$45.06(2)	$27,036,000.00(2)	0.0001476	$3,990.52

Total Offering Amounts					$27,036,000.00		$3,990.52
Total Fee Offsets							$0
Net Fee Due							$3,990.52

(1) In accordance with Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement shall be deemed to cover any additional securities that may from time to time be offered or issued under the Brighthouse Financial, Inc. Employee Stock Purchase Plan (Amended and Restated Effective April 3, 2024) (the “Plan”) to prevent dilution resulting from stock splits, stock dividends, recapitalization or similar transactions that result in an increase in the number of outstanding securities.

(2) Estimated in accordance with Rules 457(c) and 457(h) under the Securities Act, solely for the purpose of computing the amount of the registration fee, on the basis of the average of the high and low prices of shares of common stock, par value $0.01 per share, of the Registrant (“Common Stock”), reported on The Nasdaq Stock Market LLC on September 5, 2024, which is within five business days of this filing.

(3) Represents 600,000 additional shares of Common Stock for future issuance under the Plan.